As filed with the Securities and Exchange Commission on June 21, 2002
Registration No. 333-89132

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1  TO
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

XM SATELLITE RADIO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	4899	54-1878819
(State of Incorporation)	(Primary Standard Industrial	(I.R.S. Employer
	Classification Code Number)	Identification No.)

1500 Eckington Place, NE
Washington, DC 20002
(202) 380-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph M. Titlebaum
Senior Vice President, General Counsel
and Secretary
XM Satellite Radio Holdings Inc.
1500 Eckington Place, NE
Washington, DC 20002
(202) 380-4000
(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Steven M. Kaufman, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Pursuant to Rule 429 of the Securities Act of 1933, as amended, the prospectus herein also relates to the remaining $36,571,906 of Common Stock, Debt Securities, Depositary Shares, Preferred Stock, Rights and Warrants registered on the Registrant’s Form S-3 (Registration No. 333-47570), which was declared effective on November 1, 2000, and the Registrant’s Form S-3 (Registration No. 333-85804), filed on April 8, 2002 pursuant to Rule 462(b) of the rules and regulations under the Securities Act of 1933, as amended, which was effective upon filing. This Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-47570 and Post-Effective Amendment No. 1 to Registration Statement No. 333-85804 and upon the effectiveness of such Post-Effective Amendment, this Registration Statement, Registration Statement No. 333-47570 and Registration Statement No. 333-85804 will relate to an aggregate of $500,000,000 of Common Stock, Debt Securities, Depositary Shares, Preferred Stock, Rights and Warrants of XM Satellite Radio Holdings Inc.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement consists of two separate prospectuses covering:

(i) debt securities, preferred stock, depositary shares, common stock, warrants and rights to be offered from time to time by the registrant; and

(ii) Class A common stock of the registrant to be issued under a direct stock purchase plan.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated

PROSPECTUS

$450,000,000

XM SATELLITE RADIO HOLDINGS INC.

                    Common Stock
                    Debt Securities
                    Depositary Shares
                    Preferred Stock
                    Rights
                    Warrants

Corporate Headquarters:

1500 Eckington Place, N.E.
Washington, D.C. 20002
(202) 380-4000

•
We will provide specific terms of the applicable offered securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or market, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities.

•	Our Class A common stock is traded on the Nasdaq National Market under the symbol “XMSR.”

You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

Investing in these securities involves various risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            .

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $450,000,000.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 16, 2002;

•	Our Current Report on Form 8-K, filed with the SEC on April 8, 2002 and April 12, 2002;

•
The description of our Class A common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on September 23, 1999, including any amendment or report filed with the SEC for the purpose of updating such description;

•	Our Proxy Statement, filed with the SEC on April 22, 2002; and

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed with the SEC on May 15, 2002.

In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, DC 20002
Attn: Investor Relations
(202) 380-4000

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning us and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.

Readers should rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. We have not authorized anyone to provide you with different or inconsistent information. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document. Our business, financial information, results of operations and prospects may have changed since those dates.

If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend.” These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Although we believe that our expectations in such forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those disclosed in this prospectus under the caption “Risk Factors,” beginning on page 7, and elsewhere throughout this prospectus.

SUMMARY

This summary does not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors.” Unless the context otherwise requires, the terms “we,” “our,” and “us” refer to XM Satellite Radio Holdings Inc. and its subsidiaries (“Holdings”), including XM Satellite Radio Inc. and subsidiaries (“XM”).

Our Business

We seek to become a premier nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Through our two high-power satellites “Rock” and “Roll,” our XM Radio service offers 100 channels of music, news, talk, sports and children’s programming developed by us or third parties for a monthly subscription price of $9.99. We believe XM Radio appeals to consumers because of our clear sound quality from digital signal radios, extensive variety of programming and nationwide coverage. We will build a subscriber base for XM Radio through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers. We launched commercial service in Dallas/Ft. Worth and San Diego on September 25, 2001. We continued our rollout through the southeastern and southwestern U.S. during October and we became the first nationwide satellite radio service on November 12, 2001.

We transmit the XM Radio signal throughout the continental United States from “Rock” and “Roll.” We have a network of terrestrial repeaters, which are ground-based electronics equipment that receive and re-transmit the satellite signals to augment our satellite signal coverage. Mass production of chipsets and XM radios has commenced to meet expected demand. XM radios are available under the Sony, Pioneer and Alpine brand names at national consumer electronics retailers, such as Circuit City, Best Buy, participating Radio Shack dealers and franchisees, Sears and others.

We offer our consumers a unique listening experience by providing 100 channels of programming, coast-to-coast coverage and clear sound with our digital signals. Our 100 channels include diverse programming tailored to appeal to a large audience, including urban and rural listeners of virtually all ages, and to specific groups that our research has shown are most likely to subscribe to our service. We have original music and talk channels created by XM Originals, our in-house programming unit, and channels created by well-known providers of brand name programming, including MTV, VH1, ESPN Radio, Radio Disney, CNN, CNBC, USA Today, Fox News, BET, E!, Radio One, Clear Channel, and Hispanic Broadcasting Corporation. We have a team of programming professionals with a successful record of introducing new radio formats and building local and national listenership.

In addition to our subscription fee, we generate revenues from sales of limited advertising time on a number of channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. Through affinity and niche programming, we offer advertisers an effective way to aggregate geographically disparate groups of listeners in their targeted demographic markets.

Market data show strong demand for radio service. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. However, many radio listeners have access to only a limited number of radio stations and listening formats offered by traditional AM/FM radio. We expect XM Radio to be attractive to underserved radio listeners who want expanded radio choices. Market studies conducted for us project that as many as 49 million people may subscribe to satellite radio by 2012. We believe, based on our own recent surveys and work with focus groups, that there is a significant market for XM Radio.

We have raised net proceeds of $1.7 billion to date from equity and debt issuances to investors and strategic partners. Our strategic partners include General Motors, Hughes Electronics and DIRECTV, Clear Channel Communications and American Honda. We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States.

The funds we have raised to date are expected to be sufficient in the absence of additional financing to cover our funding needs into the first quarter of 2003. Thereafter, we will require significant additional funds before we generate positive cash flow.

Our executive offices are at 1500 Eckington Place, N.E., Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our website is not, and should not be deemed to be, part of this prospectus supplement.

RECENT DEVELOPMENTS

•
We launched commercial service of XM Radio in Dallas/Ft.Worth and San Diego on September 25, 2001. We continued our rollout throughout the southeastern and southwestern U.S. during October and our service became available nationwide on November 12, 2001. We had over 76,000 subscribers as of March 31, 2002.

•
General Motors made XM radios available as an option in Cadillac Sevilles and Devilles in the fall of 2001, and announced that it will expand to over 20 additional models during 2002. Customers leasing or financing new GM vehicles through GMAC will have the option of including a monthly XM Radio subscription as part of such lease or financing.

•	Nissan announced it will offer XM as an option this coming fall on certain Infiniti and Nissan 2003 models.

•	We recently signed a distribution agreement with Volkswagen of America to make XM available to Volkswagen and Audi customers in the coming years.

•	We recently announced that participating Isuzu dealers will offer to install XM radios in certain models beginning in April 2002.

•	We closed a follow-on offering of 11,500,000 shares of our Class A common stock in December 2001, which yielded net proceeds of $126.5 million.

•
We closed a $66 million financing package with subsidiaries of The Boeing Company in December 2001. The financing includes a $35 million loan and deferral of $31 million of obligations to Boeing, our satellite manufacturer.

•	We closed a follow-on offering of 14,477,443 shares of our Class A common stock in April 2002, which yielded net proceeds of $158.5 million.

•
We have received a number of awards and honors. Among them, XM was named “Product of the Year” by Fortune Magazine, an “Invention of the Year” by Time Magazine, one of the best new car options by AMI Auto World and won a 2001 “Best of What’s New” Grand Award from Popular Science Magazine in the electronics category. In addition, Sony’s XM “Plug-and-Play” Satellite Radio Receiver (DRN-XM01) received a “Best of What’s New” award from Popular Science Magazine. XM won several awards at the 2001 International Consumer Electronics Show, including “Best of CES” in the automotive category.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Years Ended December 31,					Three months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
						(unaudited)
	(In thousands, except subscriber and share amounts)
Consolidated Statements of Operations Data:
Subscriber revenue	$—	$—	$—	$—	$246	$—	$1,389
Ad sales revenue	—	—	—	—	294	—	455
Less: Agency commissions	—	—	—	—	(43)	—	(64)
Other revenue	—	—	—	—	36	—	5

Total revenue	$—	$—	$—	$—	$533	$—	$1,785

Operating expenses:
Broadcasting operations:
Content/programming	—	(664)	(1,014)	(6,878)	(27,924)	(4,799)	(8,957)
System operations	—	(1,145)	(2,877)	(23,227)	(67,571)	(7,005)	(11,709)
Customer care and billing operations	—	—	—	(856)	(6,034)	(951)	(2,565)
Sales and marketing	—	(1,523)	(3,351)	(16,078)	(99,789)	(18,028)	(47,491)
General and administrative	(1,110)	(5,327)	(14,496)	(16,624)	(24,595)	(6,366)	(4,335)
Research and development.	—	(7,477)	(7,440)	(12,701)	(14,255)	(2,983)	(2,810)
Depreciation and amortization	—	(57)	(1,513)	(3,115)	(41,971)	(1,992)	(22,279)

Total operating expenses	(1,110)	(16,193)	(30,691)	(79,479)	(282,139)	(42,124)	(100,146)

Operating loss	(1,110)	(16,193)	(30,691)	(79,479)	(281,606)	(42,124)	(98,361)

Interest income (expense), net	(549)	26	(6,205)	27,606	(2,933)	5,176	(14,341)
Other income (expense), net	—	—	—	—	160	—	452

Net loss	(1,659)	(16,167)	(36,896)	(51,873)	(284,379)	(36,948)	(112,250)

Series B preferred stock dividend requirement	—	—	—	(5,935)	(3,766)	(941)	(941)
Series C preferred stock dividend requirement	—	—	—	(9,277)	(19,387)	(4,847)	(4,555)
Series B preferred stock incentivized conversion Charge	—	—	—	(11,211)	—	—	—
Series C preferred stock beneficial conversion Charge	—	—	—	(123,042)	—	—	—

Net loss applicable to common stockholders	$(1,659)	$(16,167)	$(36,896)	$(201,338)	$(307,532)	$(42,736)	$(117,746)

Net loss per share—basic and diluted	$(0.26)	$(2.42)	$(2.40)	$(4.15)	$(5.13)	$(0.80)	$(1.56)

Weighted average shares used in computing net loss per share—basic and diluted	6,368,166	6,689,250	15,344,102	48,508,042	59,920,196	53,254,778	75,241,684
Other Data(1):
Ratio of earnings to combined fixed charges and preferred dividends(2)	—	—	—	—	—	—	—
Deficiency of earnings to cover combined fixed charges and preferred dividends	$3,625	$29,312	$52,717	$240,390	$348,635	$56,137	$116,361
EBITDA(3)	$(1,110)	$(16,136)	$(29,181)	$(76,110)	$(239,184)	$(40,007)	$(75,900)
XM Subscriptions (end of period)(4)	—	—	—	—	27,733	—	76,242

	As of December 31,					As of March 31, 2002
	1997	1998	1999	2000	2001
	(In Thousands)					(unaudited)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$1	$310	$120,170	$224,903	$210,852	$112,425
Restricted investments	—	—	—	161,166	72,759	51,041
System under construction	91,932	169,029	362,358	815,016	55,056	56,044
Property and equipment, net	—	1,146	2,551	50,052	1,066,191	1,064,602
Total assets	91,933	170,485	515,189	1,293,218	1,456,203	1,336,631
Total long-term debt, net of current portion	82,504	140,332	212	262,665	411,520	411,725
Total liabilities	82,949	177,668	30,172	337,266	529,552	521,574
Stockholders’ equity (deficit)	8,984	(7,183)	485,017	955,952	926,651	815,057

(1)
For purposes of determining the ratio of earnings to combined fixed charges and preferred dividends and the deficiency of earnings to cover combined fixed charges and preferred dividends, “earnings” includes pre-tax income (loss) adjusted for fixed charges and preferred dividends. “Fixed charges” consist of interest expensed and capitalized, amortization of deferred financing charges, and that portion of operating lease rental expense (deemed to be one third of rental expense) representative of interest.

(2)
The ratios of combined fixed charges and preferred dividends to earnings are not present for the years ended 1997, 1998, 1999, 2000 and 2001 and for the three months ended March 31, 2001 and 2002 because earnings were inadequate to cover combined fixed charges and preferred dividends.

(3)
EBITDA means earnings (loss) before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization. We have included EBITDA because it is a commonly used measure. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (loss) as a measure of performance or to cash flows as a measure of liquidity.

(4)	We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are in promotional periods.

RISK FACTORS

You should consider carefully these risk factors together with all of the other information included in this prospectus before making an investment decision.

Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘continue’’ or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other ‘‘forward looking’’ information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward looking statement.

You could lose money on your investment because we have just started operations and generation of revenues.

We were a development stage company through September 30, 2001. We began to generate revenues and emerged from the development stage during the fourth quarter of 2001. Unless we generate significant revenues, you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including whether we can attract and retain enough subscribers and advertisers to XM Radio; whether our XM Radio system continues to operate at an acceptable level; whether we compete successfully; and whether the FCC grants us all additional necessary authorizations in a timely manner.

Our expenditures and losses have been significant and are expected to grow.

As of March 31, 2002, we had incurred capital expenditures of $1 billion and aggregate net losses approximating $503 million from our inception through March 31, 2002. We expect our net losses and negative cash flow to grow as we make payments under our various distribution contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness. With commencement of operations, our monthly operating expenses have increased substantially as compared to our pre-operating stage. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose money on your investment.

We need additional funding for our business plan and additional financing might not be available.

The funds we have raised to date are expected to be sufficient in the absence of additional financing to cover our funding needs into the first quarter of 2003. These amounts are estimates and may change, and we may need additional financing in excess of these estimates. In addition, we have substantial payment obligations under a distribution agreement with General Motors and as our interest reserve covers only the first six payments, we will need to make cash interest payments on our 14% senior secured notes beginning in September 2003. Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and to continue to develop and market the XM Radio system.

We plan to raise future funds by selling debt or equity securities, or both, publicly and/or privately and by obtaining loans or other credit lines from banks or other financial institutions. We need the consent of holders of at least 60% of the Series C preferred stock before issuing additional equity securities (including equity securities issuable upon conversion of debt securities), which could hamper our ability to raise additional funds. We may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then the growth of our satellite radio business could be materially impacted and we could default on our commitments to our distribution partners, creditors or others and may have to discontinue operations or seek a purchaser for our business or assets.

Demand for our service may be insufficient for us to become profitable.

Before our commercial launch in September 2001, there was no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon whether we obtain, produce and market high quality programming consistent with consumers’ tastes; the willingness of consumers to pay subscription fees to obtain satellite radio service; the cost and availability of XM radios; and XM Radio’s and our competitors’ marketing and pricing strategy. If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable or generate positive cash flow. Although we have commissioned market studies which attempt to measure market demand, these studies are based upon statistical sampling methods and reflect responses to hypothetical questions. Consequently, the data may not be accurate. We caution you not to place undue reliance on this data.

Weaker than expected market and advertiser acceptance of our XM radio service could adversely affect our advertising revenue and results of operations.

Because we expect to derive a significant part of our future revenues from advertising, market and advertiser acceptance of our XM Radio service will be critical to the success of our business. Our ability to generate advertising revenues will be directly affected by the number of subscribers to our XM Radio service and the amount of time subscribers spend listening to our various channels. Our ability to generate advertising revenues will also depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with Sirius Satellite Radio, the other satellite radio licensee, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do. Because FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our radio service.

We believe that advertising is a discretionary business expense for many business organizations and industries. Consequently, the current slowdown in the United States economy generally, and further downturns in the economy or in a particular business sector that represents a significant share of our advertising revenues, could adversely affect our advertising revenues and, therefore, our results of operations.

Failure of third parties to perform could affect our revenues.

We need to assure continued proper manufacturing and distribution of XM radios and development and provision of programming in connection with our service. Many of these tasks depend on the efforts of third parties. If one or more of these matters is not performed in a sufficient manner, our revenues could be less than expected and our business may suffer.

Higher than expected sales and marketing costs or subscriber turnover could adversely affect our financial performance.

We are spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain or as part of the expense of attracting new subscribers. If the costs of attracting new subscribers or incentivizing other parties are greater than expected, our financial performance and results of operations will be adversely affected.

We expect to experience some subscriber turnover, or churn. Because we have just begun commercial operations, we cannot predict the amount of churn we will experience. We also cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service. Subscriber turnover or our inability to retain customers who purchase or lease new vehicles with our service could adversely affect our financial performance and results of operations.

Our system might not work as expected.

Our system involves new applications of existing technology and the complex integration of different technologies which may not continue to work as planned. Prior to our commencement of operations, satellites and terrestrial repeater networks have not been integrated and used together on the scale we contemplate. Our integrated system has only recently been fully deployed and tested, and may not continue to function as expected within any particular market or deployment area. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including Sirius Satellite Radio, the other U.S. satellite radio licensee; traditional and (when available) digital AM/FM radio; Internet based audio providers; direct broadcast satellite television audio service; and cable systems that carry audio service. Sirius Satellite Radio has three operational satellites in-orbit. Sirius began commercial operations in the first quarter of 2002 and has announced its expectation to offer service nationwide during the third quarter of 2002. Sirius offers its service for a monthly charge of $12.95, featuring 100 channels. If Sirius is able to offer a more attractive service or enhanced features, or has stronger marketing or distribution channels, it may gain a competitive advantage over us.

Unlike XM Radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Further, the incumbent terrestrial broadcasters have announced intentions to enhance their existing broadcasts with additional digital quality services utilizing new technology in the near future. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage to the dominant providers of audio entertainment services.

Premature degradation or failure of our satellites could damage our business.

If one of our satellites were to fail (or suffer performance degradation) prematurely and unexpectedly, it likely would affect the quality of our service, interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. A number of factors may decrease the useful lives of our satellites, including: defects in construction; faster than expected degradation of solar array output power; loss of on board station-keeping system; failure of satellite components that are not protected by back-up units; electrostatic storms; and collisions with other objects in space. In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to repoint all the repeaters to communicate with the other satellite. This would result in a degradation of service that could last several days and could harm our business.

In September 2001, our satellite manufacturer, Boeing Satellite Systems International, advised us of a progressive degradation problem with the solar array output power of 702 class satellites, including both XM Rock and XM Roll. At the present time, the output power of our solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM system (based on the patterns projected by Boeing) through that time. We have advised our insurance carriers of this situation. Since the issue is common to 702 class satellites, the manufacturer is watching closely the progression of the problem, including data from a satellite in orbit approximately 18 months longer than XM Rock and XM Roll. With this 18-month advance visibility of performance levels, our insurance arrangements, one spare satellite already purchased (which is being modified to address the solar array anomaly) and availability of additional satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below acceptable levels. Should the solar array output power degrade more rapidly (or to a greater extent) than projected by the manufacturer, there could be an adverse impact on our quality of service until replacement satellites are in operation.

Losses from satellite degradation may not be fully covered by insurance.

We purchased launch and in-orbit insurance policies from global space insurance underwriters. If either satellite suffers a total or partial failure, our insurance may not fully cover our losses. For example, our insurance does not cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions and material change conditions that could limit our recovery. We do not expect a final determination regarding insurance recovery for the solar array anomaly relating to XM Rock and XM Roll for several months (or even years) while the impact of the situation is being assessed.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, we cannot predict the outcome of any such renegotiation.

Our substantial long-term debt could adversely affect our financial health which could reduce the value of our securities.

As of March 31, 2002, we had total long-term debt of $413.6 million, and stockholders’ equity of $815.1 million. Our substantial indebtedness could have important consequences to you. For example, it could: increase our vulnerability to general adverse economic and industry conditions; limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements; require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes; limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; place us at a competitive disadvantage compared to our competitors that have less debt; and limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

Joint development agreement funding requirements could be significant.

Under our agreement with Sirius Radio, each party is obligated to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The applicability or validity of Sirius Radio’s claims in their former patent suit against us could affect the determination of the amount of license fees or credits relating to contributed or licensed technology under the agreement. In our discussions we have yet to agree on the validity, value, use, importance and available alternatives of our respective technologies. If we fail to reach agreement, the fees or credits may be determined through binding arbitration. The companies have agreed to seek arbitration to resolve issues with respect to certain existing technology. We cannot predict at this time the amount of license fees or contribution payable by XM or Sirius Radio or the size of the credits to XM or Sirius Radio from the use of their respective technologies. This may require significant additional capital.

Our business may be impaired by third party intellectual property rights.

Development of the XM Radio system has depended largely upon the intellectual property that we have developed and license from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by

United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties’ proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate the XM Radio system or license its technology; or otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as interoperability of our system with the other licensed satellite radio system; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band.

Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. We are operating our repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, which expired March 18, 2002. We have applied for an extension of this authority and can continue to operate our terrestrial repeaters pending a final determination on this request. This authority is currently being challenged by operators of terrestrial wireless systems who have asserted that our repeaters may cause interference. Our deployment of terrestrial repeaters may be impacted by the FCC’s further actions, when taken.

If the challenge to our FCC license is successful, our business could be harmed.

The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure. The challenge was denied by the FCC, but the losing bidder filed with the FCC an application for review of this decision. The FCC has denied this application for review, but the losing bidder has appealed to the United States Court of Appeals for the District of Columbia Circuit. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

If we default under our joint development agreement, Sirius Satellite Radio’s patent infringement lawsuit against us could be refiled.

Under our agreement with Sirius Radio for the development of a unified standard for satellite radios, the lawsuit Sirius Radio brought against us in January 1999 alleging our infringement of three Sirius Radio patents was withdrawn. We and Sirius Radio have agreed to cross-license our respective intellectual property. However, if this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant or obligation, then this suit could be refiled.

Our service network or other ground facilities could be damaged by natural catastrophes.

Since our ground-based network is attached to towers, buildings and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

Like all radio transmissions, the XM Radio signal is subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers (with whom we recently reached agreement), Broadcast Music, Inc. and SESAC, Inc. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangements may be more costly than anticipated. We must also enter into royalty arrangements with the owners of the sound recordings, on whose behalf the Recording Industry Association of America will negotiate licenses and collect royalties for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

Rapid technological and industry changes could make our service obsolete.

The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems in operating the XM Radio system that could harm our business. Because we have depended on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

The market price of our securities could be hurt by substantial price and volume fluctuations.

Historically, securities prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility could depress the price of our securities without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our securities would likely significantly decrease.

The holders of our Series C preferred stock have certain veto rights.

Under the terms of our Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional equity securities and the incurrence of indebtedness under which we must meet financial covenants to avoid default. These requirements could hamper our ability to raise additional funds. The consent of holders of at least 60% of the Series C preferred stock is also required for transactions with affiliates, other than on an arms’-length basis, and for any merger or sale of our assets. The approval for a merger could make it difficult for a third party to acquire us and thus could depress our stock price.

We need people with special skills to develop and maintain our new service. If we cannot find and keep these people, our business and stock price could suffer.

We depend on the continued efforts of our executive officers and key employees, who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

We depend upon certain on-air talent, the loss of whom could reduce the attractiveness of our XM service to subscribers and advertisers and could adversely affect our business.

We employ or independently contract with certain on-air talent who maintain significant loyal audiences in or across various demographic groups. The fame of such on-air talent and their ability to retain and grow their respective audiences is a significant factor in the ability to sell advertising. We cannot be certain that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected.

It may be hard for a third party to acquire us, and this could depress our stock price.

We are a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Our proposed adoption of a shareholder rights plan using our preferred stock could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. The rights to be issued under the plan have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board of directors. The rights should not deter any prospective offeror willing to negotiate in good faith with our board of directors. Nor should the rights interfere with any merger or other business combination approved by our board of directors. However, anti-takeover provisions in Delaware law and the implementation of the shareholder rights plan could depress our stock price.

Future sales of our Class A common stock could lower our stock price and impair our ability to raise funds in new stock offerings.

As of March 31, 2002, we had 75,317,556 shares of Class A common stock outstanding, or 105,587,766 shares assuming conversion of all 10,786,504 shares of our Series A convertible preferred stock, 867,289 shares of our Series B convertible redeemable preferred stock, 220,869 shares of our Series C convertible redeemable preferred stock and related accrued dividends outstanding and $79.1 million of convertible subordinated notes outstanding. Sales of a large number of shares could adversely affect the market price of our Class A common stock, which could impair our ability to raise funds in additional stock offerings.

The shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by an affiliate of ours, sales of which will be limited by Rule 144 of the Securities Act. Holders of restricted shares generally will be entitled to sell these shares in the public market without registration either under Rule 144 or any other applicable exemption under the Securities Act.

We have filed registration statements under the Securities Act to cover all 9,100,000 shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our stock plans. These registration statements became effective upon filing. Accordingly, shares registered under these registration statements are, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market. As of March 31, 2002, options to purchase 7,541,597 shares of our Class A common stock were outstanding.

The holders of approximately 33.4 million shares of our Class A common stock, all of our Series A convertible preferred stock and all of our Series C convertible redeemable preferred stock have the right to request registration of their shares in future public offerings of our equity securities. Sony Electronics owns a warrant that may in the future be exercisable for up to 2% of our Class A common stock on a fully-diluted basis depending on Sony’s success in achieving certain sales targets at an exercise price of 105% of the then current market price. Sony will have the right to request registration of these shares in future public offerings. CNBC owns a warrant that may in the future be exercisable for up to 90,000 shares of our Class A common stock. In addition, we may issue additional shares of Class A common stock to satisfy our obligations to pay dividends on our capital stock and interest on our debt securities.

USE OF PROCEEDS

Unless otherwise described in a supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus along with funds available from prior offerings and from other financing sources for operational, promotional, subscriber acquisition, joint development and manufacturing costs and expenses and for working capital and general corporate purposes. In addition, we may also issue securities under this prospectus in exchange for products or services rendered to us.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description. The description is not complete, and we refer you to the indenture that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under an indenture between us and one or more commercial banks to be selected as trustees, which we refer to as the “trustee”. The indenture may be supplemented by one or more supplemental indentures. We refer to the indenture, together with any supplemental indenture, as the “indenture” throughout the remainder of this prospectus.

The indenture does not limit the amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•
if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the date or dates when payments on the principal must be made or the method of determining that date or dates;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	the places where payments may be made and the manner of payments;

•	any mandatory or optional redemption provisions;

•	subordination provisions;

•	the denominations in which debt securities will be issued;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•
the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

•
if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

•
whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•
whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	the certificates or forms required for the issuance of debt securities in definitive form;

•	the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	the terms, if any, of any guarantee of the payment of principal, premium, and interest with respect to debt securities of the series and any corresponding changes to the indenture as then in effect;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

•	any other specific terms of the debt securities.

If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Registrar and Paying Agent

The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.

Registered Global Securities

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for that registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•
ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as “participants”, or persons that may hold interests through participants;

•
upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•
ownership of a beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Events of Default

Unless otherwise provided for in the prospectus supplement, the term “event of default,” when used in the indenture means any of the following:

•
failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments, if any, when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization of our company; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as stated below or as provided in the prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as “defeasance.” We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:

•
we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

•
we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

•
in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

Except as provided in the prospectus supplement, the indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•
evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee of that series in New York, New York.

If the trustee becomes a creditor of our company, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

•	would not conflict with any rule of law or with the indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities; and

•	would not involve any trustee in personal liability.

The indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 180,000,000 shares of Class A common stock, $.01 par value per share, 30,000,000 shares of Class B common stock, $.01 par value per share, 30,000,000 shares of Class C common stock, $.01 par value per share, 15,000,000 shares of Series A convertible preferred stock, $.01 par value per share, 3,000,000 shares of 8.25% Series B convertible redeemable preferred stock, $.01 par value per share and 250,000 shares of 8.25% Series C convertible redeemable preferred stock, $.01 par value per share. The following summary description of our capital stock is subject to our Restated Certificate of Incorporation and Restated Bylaws and the Delaware General Corporation Law. Our board of directors and stockholders have approved amendments to our Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock to 225,000,000, decrease the number of authorized shares of Class C common stock to 15,000,000, and eliminate the Class B common stock. These amendments will become effective upon filing of a certificate of amendment to our Restated Certificate of Incorporation.

Common Stock

As of March 31, 2002, there were 75,317,756 shares of Class A common stock outstanding and no shares of Class C common stock outstanding.

Class A Common Stock

Holders of our Class A common stock are entitled

•	to one vote for each share held on any matter submitted for stockholder approval;

•	to receive on a pro rata basis, dividends and distributions, if any, as the board of directors may declare out of legally available funds; and

•
upon the liquidation, dissolution, winding up or insolvency of the company, to share ratably in the net assets of our company available after we pay our liabilities and any preferential amounts to which holders of the Series A convertible preferred stock may be entitled.

Holders of our Class A common stock have no preemptive, redemption or sinking fund rights.

Class B Common Stock

Our Class B common stock has the same rights as our Class A common stock except that our Class B common stock is entitled to three votes for each share. Shares of our Class B common stock are convertible into shares of Class A common stock on a one-for-one basis, subject to antidilution protection if we effect a recapitalization.

Class C Common Stock

Holders of our Class C common stock are entitled to the same rights as holders of Class A common stock except that the holders of our Class C common stock are not entitled to vote on any matter submitted for stockholder approval.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is EquiServe Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 60,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). As of March 31, 2002, 11,874,662 shares of Preferred Stock were issued and outstanding, consisting of 10,786,504 shares of Series A convertible preferred stock, 867,289 shares of 8.25% Series B convertible redeemable preferred stock, and 220,869 shares of 8.25% Series C convertible redeemable preferred stock.

Under our certificate of incorporation, shares of Preferred Stock may be issued from time to time, in one or more series as authorized by our Board of Directors. Prior to issuance of shares of each series, the Board of Directors may file a certificate of designations with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then market price of such shares.

The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any supplement to this prospectus may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Restated Certificate of Incorporation and bylaws and the Delaware General Corporation Law.

General

Subject to limitations prescribed by Delaware law and our certificate of incorporation and bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The prospectus supplement relating to the series of Preferred Stock offered thereby will describe the specific terms of such securities, including:

(1)  the title and stated value of such Preferred Stock;

(2)  the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

(3)  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

(4)  whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

(5)  the procedures for any auction and remarketing, if any, for such Preferred Stock;

(6)  the provisions for a sinking fund, if any, for such Preferred Stock;

(7)  the provisions for redemption, if applicable, of such Preferred Stock;

(8)  any listing of such Preferred Stock on any securities exchange;

(9)  the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into our Common Stock, including the conversion price (or manner of calculation thereof) and conversion period;

(10)  a discussion of federal income tax considerations applicable to such Preferred Stock;

(11)  the rank of such Preferred Stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up of affairs;

(12)  the voting rights, if any, of holders of such Preferred Stock;

(13)  any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up of affairs; and

(14)  any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

Transfer Agent

The registrar and transfer agent for a particular series of Preferred Stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts for depositary shares, each of which depositary receipts will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable prospectus supplement. Shares of Preferred Stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the Preferred Stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any Preferred Stock converted into other securities.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of Preferred Stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem shares of Preferred Stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the Preferred Stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method we determine.

From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such Preferred Stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder’s depositary shares. The preferred stock depositary will vote the amount of Preferred Stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of Preferred Stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, are not convertible into our Common Stock or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the Preferred Stock represented by the depositary shares evidenced by such depositary receipts into whole shares of our Common Stock, other shares of our Preferred Stock or other shares of stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of our Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our Common Stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

The Deposit Agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of ours not so represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us that are received by the preferred stock depositary with respect to the related Preferred Stock.

Neither we nor the preferred stock depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of us and the preferred stock depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of our debt securities, Preferred Stock, depositary shares or Common Stock. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered: (1) the title and issuer of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued; (4) the currencies in which the price or prices of such warrants may be payable; (5) the designation, amount and terms of the securities purchasable upon exercise of such warrants; (6) the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security; (7) if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased; (9) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of certain federal income tax considerations; and (13) any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to our shareholders for the purchase of shares of our Common Stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The Rights Agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable: (1) the date for determining the shareholders entitled to the rights distribution; (2) the aggregate number of shares of Common Stock purchasable upon exercise of such rights and the exercise price; (3) the aggregate number of rights being issued; (4) the date, if any, on and after which such rights may be transferable separately; (5) the date on which the right to exercise such rights shall commence and the date on which such right shall expire; (6) any special United States federal income tax consequences; and (7) any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depositary’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depositary for a series of securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

The following summary of our plan for distributing the securities offered under this prospectus will be supplemented by a description of a specific plan for each offering in the applicable prospectus supplement relating to such offering. Such description will include, among other things, the terms of any underwriting arrangements applicable to such offering.

We may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities that may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of us or such institutional investors thereunder.

We may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

The securities also may be sold directly by us or through agents designated by us from time to time. We may sell the securities in exchange for consideration other than cash, such as services or products. Any person or entity to whom we directly sell our securities may be deemed to be an underwriter under the Securities Act. The plan of distribution for such person or entity would be described in the applicable prospectus supplement. Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

LEGAL MATTERS

Certain legal matters with respect to the securities offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

EXPERTS

The consolidated financial statements and schedule of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP contain an explanatory paragraph that states that the Company is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion
Preliminary Prospectus Dated              , 2002

XM SATELLITE RADIO HOLDINGS INC.

Direct Stock Purchase Plan

$50,000,000

This prospectus relates to our Direct Stock Purchase Plan. The plan is designed to provide investors with a convenient and economical way to purchase shares of our Class A common stock. Under the plan, participants may:

•	Purchase their first shares of our Class A common stock by making an initial cash investment of at least $1,000 and up to $10,000.

•	Purchase additional shares of our Class A common stock by making optional cash investments at any time of at least $100 per payment and up to a maximum of $10,000 per month.

•
Make optional cash investments in excess of $10,000 per month, but only after submission of a written request for waiver has been made to us and after we have given our written approval, which we may grant or refuse to grant in our sole discretion.

•	On investments in excess of $10,000 that we approve, purchase newly issued shares of our Class A common stock at a discount of up to 3%, as we may determine from time to time in our sole discretion.

•	Elect to automatically reinvest cash dividends, if any, that we pay in the future on all or a portion of their shares of Class A common stock.

Our Class A common stock is quoted on the Nasdaq National Market under the symbol “XMSR.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2002

You should rely only on the information incorporated by reference or provided in this document and any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where it is unlawful. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

References in this prospectus to the terms “we,” “our” or “us” or other similar terms mean XM Satellite Radio Holdings Inc. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made and incorporated by reference statements in this document that constitute “forward-looking statements” as that term is defined in the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.

Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, those set forth below. For a more detailed discussion of some of these factors, please read carefully the information under “Risk Factors” beginning on page 2.

•	Our need for additional funding;

•	The unproven market for our service;

•	Dependence on Boeing Satellite Systems International, LCC International, Hughes Electronics and consumer electronics manufacturers;

•	The health of our satellites; and

•	The availability of XM Radio equipment.

These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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OUR BUSINESS

We seek to become a premier nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Through our two high-power satellites “Rock” and “Roll,” our XM Radio service offers 100 channels of music, news, talk, sports and children’s programming developed by us or third parties for a monthly subscription price of $9.99. We believe XM Radio appeals to consumers because of our clear sound quality from digital signal radios, extensive variety of programming and nationwide coverage. We will build a subscriber base for XM Radio through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers. We launched commercial service in Dallas/Ft. Worth and San Diego on September 25, 2001. We continued our rollout through the southeastern and southwestern U.S. during October and we became the first nationwide satellite radio service on November 12, 2001.

We transmit the XM Radio signal throughout the continental United States from “Rock” and “Roll.” We have a network of terrestrial repeaters, which are ground-based electronics equipment that receive and re-transmit the satellite signals to augment our satellite signal coverage. Mass production of chipsets and XM radios has commenced to meet expected demand. XM radios are available under the Sony, Pioneer and Alpine brand names at national consumer electronics retailers, such as Circuit City, Best Buy, participating Radio Shack dealers and franchisees, Sears and others.

We offer our consumers a unique listening experience by providing 100 channels of programming, coast-to-coast coverage and clear sound with our digital signals. Our 100 channels include diverse programming tailored to appeal to a large audience, including urban and rural listeners of virtually all ages, and to specific groups that our research has shown are most likely to subscribe to our service. We have original music and talk channels created by XM Originals, our in-house programming unit, and channels created by well-known providers of brand name programming, including MTV, VH1, ESPN Radio, Radio Disney, CNN, CNBC, USA Today, Fox News, BET, E!, Radio One, Clear Channel, and Hispanic Broadcasting Corporation. We have a team of programming professionals with a successful record of introducing new radio formats and building local and national listenership.

In addition to our subscription fee, we generate revenues from sales of limited advertising time on a number of channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. Through affinity and niche programming, we offer advertisers an effective way to aggregate geographically disparate groups of listeners in their targeted demographic markets.

Market data show strong demand for radio service. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. However, many radio listeners have access to only a limited number of radio stations and listening formats offered by traditional AM/FM radio. We expect XM Radio to be attractive to underserved radio listeners who want expanded radio choices. Market studies conducted for us project that as many as 49 million people may subscribe to satellite radio by 2012. We believe, based on our own recent surveys and work with focus groups, that there is a significant market for XM Radio.

We have raised net proceeds of $1.7 billion to date from equity and debt issuances to investors and strategic partners. Our strategic partners include General Motors, Hughes Electronics and DIRECTV, Clear Channel Communications and American Honda. We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States.

The funds we have raised to date are expected to be sufficient in the absence of additional financing to cover our funding needs into the first quarter of 2003. Thereafter, we will require significant additional funds before we generate positive cash flow.

Our executive offices are at 1500 Eckington Place, N.E., Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

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Risk Factors

Investing in our securities involves risk. Potential investors are urged to read and consider the risk factors relating to an investment in XM Satellite Radio Holdings Inc. described in our Securities and Exchange Commission filings, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

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SUMMARY OF OUR DIRECT STOCK PURCHASE PLAN

The following summary description of our Direct Stock Purchase Plan is qualified by reference to the full text of the plan contained in this prospectus. Terms used in the summary have the meanings given to them in the plan.

Purpose of Plan

The purpose of the plan is to provide new and existing shareholders with a convenient and economical method of investing cash in shares of our Class A common stock. Because new shares of our Class A common stock may be purchased directly from us, we may receive additional funds, which we will use for general corporate purposes.

Eligibility and Enrollment

If you currently own shares of our Class A common stock, you can participate in the plan by submitting a completed enrollment form. You may participate directly in the plan only if you hold our Class A common stock in your own name. If you hold shares through a brokerage or other account, you may participate directly in the plan by having your shares transferred into your own name or you may arrange to have your broker or other custodian participate on your behalf.

If you do not own any shares of our Class A common stock, you can participate in the plan by making an initial optional cash investment of at least $1,000 by check or money order, or by automatic deduction from your account at a U.S. bank or financial institution.

Optional Cash Investments up to $10,000

If you are currently a shareholder, you can buy shares of our Class A common stock. Current shareholders can invest a minimum of $100 and a maximum of $10,000 per month. Purchases may be made by check, or by automatic monthly deductions from your account at a U.S. bank or financial institution.

New investors can buy their first shares directly through the plan. The minimum initial cash investment is $1,000 by check. Initial cash investments cannot exceed $10,000 unless we have granted your request for waiver.

Optional Cash Investments in excess of $10,000—Request for Waiver

Optional cash investments by current shareholders and initial optional cash investments by new investors in excess of $10,000 may be made pursuant to a request for waiver that we have granted.

We may from time to time grant waivers to investors who wish to invest significantly more than $10,000. The aggregate value of shares of Class A common stock that we sell under the plan may not exceed $50,000,000. However, we may amend the plan to increase this amount at any time.

Reinvestment of Dividends

If you are currently a shareholder, you can reinvest your cash dividends on some or all of your Class A common stock in additional shares of our Class A common stock. However, it is unlikely that we will pay cash dividends on our Class A common stock in the foreseeable future.

Purchase Date

Investment dates under the plan are set forth in Schedule A to the plan and occur approximately once per month.

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Source of Shares

The plan administrator will purchase shares of Class A common stock either directly from us as newly issued shares of Class A common stock or treasury shares, or from parties other than us, either in the open market or in privately negotiated transactions or through a combination of the above.

Purchase Price

If the plan administrator purchases shares of our Class A common stock directly from us with reinvested dividends or optional cash investments of up to $10,000, the plan administrator will pay a price equal to 100% of the average of the high and low sale prices for a share of our Class A common stock as reported by the Nasdaq Stock Market on the investment date, or if no trading occurs in shares of our Class A common stock that day, the first trading day immediately preceding the investment date for which trades are reported.

If the plan administrator purchases shares of our Class A common stock directly from us with optional cash investments of greater than $10,000, the plan administrator will pay a price equal to the volume weighted average price obtained from Bloomberg, LP (or other similar service) for each day during the 10-day pricing period ending on the investment date. The purchase price paid by the plan administrator for optional cash investments of greater than $10,000 may be discounted by up to 3% at our sole discretion.

If the plan administrator purchases shares of our Class A common stock in the open market or in privately negotiated transactions, then the purchase price to participants will be equal to the weighted average price of all shares purchased.

Number of Shares Offered

The aggregate value of shares of Class A common stock we may offer under the plan is $50,000,000. We may increase this amount by amendment in our sole discretion at any time.

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DESCRIPTION OF OUR DIRECT STOCK PURCHASE PLAN

The following questions and answers explain and constitute our Direct Stock Purchase Plan, which we refer to below as the plan.

1.    WHAT IS THE PURPOSE OF THE PLAN?

The plan is intended to provide investors with a simple, convenient and economical method of purchasing shares of our Class A common stock.

In turn, the plan provides us with an economical and flexible mechanism to raise equity capital through sales of our Class A common stock. To the extent shares of Class A common stock are purchased directly from us under the plan, we will receive proceeds that we will use for our general corporate purposes. We will not, however, receive any proceeds from shares of our Class A common stock that the plan administrator may purchase, at our direction, in the open market or in negotiated transactions with third parties in order to supply shares issued to participants under the plan.

2.    WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN?

The plan allows participants to:

•	make initial cash investments in our Class A common stock in amounts of at least $1,000 and up to $10,000;

•	make additional cash investments in our Class A common stock in amounts of at least $100 per payment and up to $10,000 per month, or more if a request for waiver is granted by us; and

•
have cash dividends, if any, that we pay in the future on our Class A common stock automatically reinvested in additional shares of our Class A common stock, although it is unlikely we will pay cash dividends in the foreseeable future.

3.    WHAT ARE THE ADVANTAGES OF PARTICIPATING IN THE PLAN?

Participants in the plan will enjoy certain benefits:

•
You will be able to purchase our Class A common stock without paying any brokerage commission (unless we authorize the plan administrator to purchase shares of our Class A common stock in the open market or in privately negotiated transactions with third parties) and, for purchases in excess of $10,000 per month, potentially at a discount of up to 3%, which discount will be determined at our sole discretion.

•	Your funds will be fully invested because the plan permits fractions of shares to be credited to your account, although fractional share certificates will not be issued.

•	You can be free of cumbersome safekeeping requirements, as our custodial service will safely hold your shares in book-entry form.

•
You will have a simple way of making periodic cash investments in our company, when and as you choose, in order to build your ownership over time and also to utilize dollar-cost-averaging if such technique is part of your general investment strategy.

•
You may direct the plan administrator to sell or transfer all or a portion of the shares held in your plan account and therefore you may find the plan an economical way to liquidate holdings from time to time.

•
You will receive periodic statements, called statements of holdings, reflecting all current activity in your plan account, including purchases, sales and latest balances, which will simplify your record keeping.

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4.    WHAT ARE THE DISADVANTAGES OF INVESTING IN XM SATELLITE RADIO HOLDINGS INC. THROUGH THE PLAN?

The plan may present certain disadvantages to a participant as compared to investing in our company through a brokerage firm:

•
We may, without giving you prior notice, change our determination as to whether the plan administrator will purchase shares of Class A common stock directly from us, in the open market or in privately negotiated transactions from third parties.

•	You will not know the actual number of shares purchased in any month for your account under the plan until after the applicable investment date.

•	Because the investment price may represent an average of numerous market prices, it may actually exceed the price at which you could have purchased shares in the open market on the investment date.

•
Because optional cash investments are not necessarily invested by the plan administrator immediately upon receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

•
Sales of shares for participants that have made valid sale elections during any month are made at specified times and in a manner designed not to disrupt the market for our Class A common stock. Accordingly, you may experience delays in the execution of sales of your shares held in the plan.

•
On purchases in excess of $10,000 that we approve, you may not be able to depend on the availability of a discount on newly issued shares acquired under the plan. While a discount from market prices of up to 3% may be established for a particular period, a discount for one period will not ensure the availability of the same discount or any discount in future periods. For any period we may, without giving you prior notice, change or eliminate the discount.

•	Shares deposited in a plan account may not be pledged. If you desire to pledge shares deposited in a plan account, you must withdraw the shares from the plan.

•
From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of the shares of our Class A common stock acquired through the reinvestment of dividends and optional cash investments under the plan. Transactions of this type may cause fluctuations in the trading volume of our Class A common stock. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our stock in order to eliminate practices that are not consistent with the purposes of the plan.

•
You will pay brokerage commissions and fees on the purchase and sale of our Class A common stock held in your plan account. You will be charged for your pro rata share of brokerage commissions on the purchase of shares of our Class A common stock that are acquired in the open market or in privately negotiated transactions with third parties for your plan account should we elect not to issue such shares directly.

•	You will not receive interest on funds held by the plan administrator pending investment or on funds returned if we suspend or terminate the plan.

5.    WHO WILL ADMINISTER THE PLAN?

The plan will be administered by EquiServe Trust Company, N.A., or any successor plan administrator we designate. The plan administrator acts as agent for participants, keeps records of the accounts of participants, sends regular account statements to participants, and performs other duties relating to the plan. Shares purchased for each participant under the plan will be held by the plan administrator and will be registered in the name of such participant unless and until a participant requests that a stock certificate for all or part of such

6

shares be issued, as more fully described in this prospectus. Correspondence with the plan administrator should be sent to:

XM Satellite Radio Holdings Inc.
c/o EquiServe Trust Company, N.A.
P.O. Box 43010
Providence, RI 02940-3010

Plan participants may also contact the plan administrator by telephoning toll free (866) 298-8462, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday.

6.    WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

Our existing shareholders, as well as persons seeking to purchase their first shares in our company, may participate in the plan.

A registered holder, which means a shareholder whose shares of Class A common stock are registered in our stock transfer books in his or her name, may participate in the plan directly. A beneficial owner, which means a shareholder whose shares are registered in our stock transfer books in a name other than his or her name, for example, in the name of a broker, bank, or other nominee, must either become a registered holder by having the shares transferred into his or her name, make arrangements with his or her broker, bank or other nominee to participate in the plan on the participant’s behalf, or follow procedures for interested investors who are not already shareholders.

An interested investor that is not currently a shareholder may participate in the plan by making an initial cash investment in our Class A common stock of not less than $1,000 and not more than $10,000. In some circumstances, however, we may permit greater optional cash investments if an appropriate waiver is filed with us and accepted.

The right to participate in the plan is not transferable to another person. We reserve the right to exclude from participation in the plan persons who use the plan to engage in short-term trading activities that cause aberrations in the trading of our Class A common stock. In addition, we reserve the right to treat optional cash investments submitted on forms reflecting participants with the same name, address or social security or taxpayer identification number as a single investment for purposes of determining whether the maximum investment of $10,000 per month would be exceeded.

If you live outside the U.S. and are not a citizen, you can participate in the plan provided there are not any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any shareholder if we deem it advisable under any foreign laws or regulations. All plan funds must be in U.S. funds and drawn on a U.S. financial institution. If you are not in the U.S., please contact your financial institution to verify that they can provide you with a check that clears through a U.S. financial institution and can print the dollar amount in U.S. funds. Due to the longer clearing period, we are unable to accept checks clearing through non-U.S. financial institutions. Please contact your local financial institution for details on how to make the transaction. If we ever pay dividends to shareholders, all dividends will be subject to withholding under the terms of any applicable tax treaty provisions. Please see Question 8 for additional information on dividend reinvestment.

Participants residing in jurisdictions, foreign or U.S., in which their participation in the plan would be unlawful will not be eligible to participate in the plan.

7.    HOW DOES AN ELIGIBLE PERSON PARTICIPATE IN THE PLAN?

A person may participate in the plan by following the appropriate procedure set forth below.

Our Registered Holders

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If you are a registered holder of our Class A common stock, you may enroll in the plan and become a participant by:

•	completing and signing a shareholder authorization form and returning it to the plan administrator at the address set forth in Question 5.

•	enrolling over the Internet by going to eip.equiserve.com; or

•	calling the plan administrator at 866-298-8462.

Please note, that if the shares you currently own are registered in more than one name, for example, joint tenants or trustees, all registered holders of such shares must sign the shareholder authorization form exactly as their names appear on the account registration.

Registered holders may obtain additional information and the necessary shareholder authorization form at any time by contacting the plan administrator at the address or phone number set forth in Question 5.

Our Beneficial Owners

If you are a beneficial owner of our Class A common stock and you desire to participate in the plan, you must:

•
instruct the registered holder who holds the shares of Class A common stock on your behalf, usually a broker, bank or other intermediary, to have all or a portion of those shares registered directly in your name. You would then follow the procedures described above for registered holders; or

•	make arrangements with the broker, bank or other intermediary to participate in the plan on your behalf, the costs of which you would bear.

Alternatively, a beneficial holder may enroll in the plan in the same manner as someone who is not currently an owner of our Class A common stock, as described in the procedures below for interested investors.

Interested Investors Who Do Not Currently Own Our Class A Common Stock.

An interested investor who is not presently one of our shareholders, but desires to become a participant in the plan by making an initial cash investment in our Class A common stock, may join the plan by completing and signing an initial purchase form and either:

•
forwarding it, together with a check in the amount of the initial cash investment of at least $1,000 and not more than $10,000, unless an appropriate waiver is filed with us and accepted, to the plan administrator at the address set forth in Question 5; or

•	agreeing to authorize a minimum of ten (10) consecutive monthly automatic deductions for at least $100.00 from your U.S. bank account (ACH Debit).

Any offer to make an initial cash investment greater than $10,000 must be made in accordance with the procedures described below in Question 14. Initial cash investments can be made by check payable to “EquiServe—XM”. All forms of payment must be in U.S. funds and drawn on a U.S. bank. Cash and third party checks will not be accepted.

Interested investors may obtain additional information and the necessary initial purchase form by contacting the plan administrator at the address or phone number set forth in Question 5. Some state securities laws require that a registered broker-dealer send the information to their residents. A registered broker-dealer, rather than the plan administrator, will forward a copy of this prospectus and the enrollment form to residents of those states.

8.    WHAT IS THE PURPOSE AND EFFECT OF COMPLETING AND FORWARDING THE SHAREHOLDER AUTHORIZATION FORM AND THE INITIAL PURCHASE FORM?

The shareholder authorization form and the initial purchase form will appoint the plan administrator as your agent for purposes of your participation in the plan. The forms direct the plan administrator to apply any optional cash investments made by you, whether transmitted with the shareholder authorization form, the initial purchase

8

form or made at dates subsequent to your enrollment, to the purchase on your behalf of additional full and fractional shares of our Class A common stock in accordance with the plan.

The shareholder authorization form and the initial purchase form also allow participants to provide for the reinvestment of dividends, if any, through the following options:

•
Full dividend reinvestment.    This option allows you to reinvest automatically all cash dividends received on all shares of our Class A common stock registered in your name and held in your plan account.

•
Partial dividend reinvestment.    This option allows you to receive cash dividends on a specified number of shares of our Class A common stock registered in your name and held in your plan account and to reinvest automatically only the dividends on any remaining shares of Class A common stock.

•	No dividend reinvestment. This option allows you to receive cash dividends on all shares of our Class A common stock registered in your name and held in your plan account.

Any one of the above three options may be selected. In each case, cash dividends, if any, will be reinvested on all shares designated for participation in the plan until the participant specifies otherwise or withdraws from the plan altogether, or until the plan is terminated. Participation in the dividend reinvestment portion of the plan will commence with the next dividend payment date after the plan administrator receives your shareholder authorization form or initial purchase form, as the case may be, provided that the plan administrator receives the form prior to the record date for such dividend payment. If the plan administrator does not receive your shareholder authorization form or initial purchase form prior to the record date for a particular dividend payment, participation in the dividend reinvestment portion of the plan may not commence until the following dividend payment date.

A participant may change his or her dividend reinvestment election at any time by contacting the plan administrator. Changes in the dividend reinvestment election will be effective for a particular dividend payment date provided the request is received prior to the related dividend record date. If a change in the dividend reinvestment election is not received prior to the related dividend record date, the change will not be effective until the following dividend payment date.

Notwithstanding our discussion of your ability to reinvest dividends, it is unlikely that we will pay cash dividends in the foreseeable future and nothing in this prospectus is intended to indicate otherwise.

Any participant who returns a properly executed shareholder authorization form or initial purchase form to the plan administrator without electing a dividend reinvestment option will be enrolled as having selected full dividend reinvestment.

9.    WHAT ARE THE EXPENSES OF THE PLAN, AND WHO PAYS THEM?

If the plan administrator purchases shares of our Class A common stock in the open market or in privately negotiated transactions, each participant will be charged $0.03 per share in connection with such open market purchases or privately negotiated transactions. There is a $5.00 service fee that will be deducted from optional cash investments made by check; a $2.50 service fee that will be subtracted from all optional cash investments made by automatic deduction or online transactions; and a $1.25 service charge for dividend reinvestment (if applicable). There is also a one-time enrollment fee of $10.00, which will be deducted from the initial investment of interested investors who are not already shareholders of XM Satellite Radio Holdings Inc.

In the event that any form of payment is returned unpaid for any reason, such as a returned check, the participant will be subject to a $25.00 fee that will be deducted from the participant’s account.

In addition, participants that request the sale of any of their shares held in the plan must pay a service charge equal to $15.00, plus a commission currently equal to $0.12 per share plus any applicable taxes. The plan administrator may effect any sales of shares for the plan through a broker-dealer, in which case the broker-dealer will receive the commission for effecting the transaction.

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The plan administrator may also charge participants for additional services not provided under the plan. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding shares may charge such beneficial owners additional fees in connection with such participation, for which neither the plan administrator nor we will be responsible.

Participation in the plan is voluntary and a participant may discontinue his or her participation at any time.

10.    WHAT ARE THE SOURCES OF SHARES PURCHASED UNDER THE PLAN?

Purchases of shares of our Class A common stock by the plan administrator for participants in the plan may be made, at our election, either (1) directly from us out of our authorized but unissued shares of Class A common stock or treasury stock, (2) in the open market, or (3) in negotiated transactions with third parties.

11.    WHEN ARE SHARES PURCHASED UNDER THE PLAN?

Optional cash purchases for investments under $10,000 will begin on the investment date, which is the last trading day of a pricing period. Newly issued shares will be posted to participants’ accounts as of the applicable investment date. Shares purchased in the open market or in negotiated transactions with third parties, however, will be posted to the participants’ accounts after the settlement period. Settlement normally occurs three business days after the investment is completed. Please see the attached Schedule A for information with respect to pricing periods, investment dates and other information. Schedule A establishes a Cash Purchase Due Date and Cash Purchase Investment Date for each month. If funds for optional cash purchase are received on or before the Cash Purchase Due Date for a given month, the Cash Purchase Investment Date associated with that Cash Purchase Due Date will be the applicable investment date for the purchase. If funds are not received on or before the Cash Purchase Due Date for a given month, the applicable investment date will be the Cash Purchase Investment Date for the following month. No interest will be paid on any funds held pending investment.

Pursuant to an approved request for waiver, the plan administrator will only acquire shares of Class A common stock directly from us out of our authorized but unissued shares of Class A common stock or treasury shares. Newly issued shares purchased with optional cash investments over $10,000 will be posted to participants’ accounts as of the investment date as defined above.

If dividends are declared at some time in the future, purchases with dividend investments will begin on the dividend payment date. Newly issued shares will be posted to participants’ accounts as of the dividend payment date. Purchases with dividend investments in the open market or in negotiated transactions with third parties, however, will be posted to participants’ accounts after the settlement period. Settlement normally occurs three business days after the investment is completed. Dividends that are not invested within 30 days of the dividend date will be paid to the participant.

Purchases of shares of our Class A common stock by the plan administrator on the open market or in negotiated transactions with third parties usually will be completed no later than 30 days after the investment date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations; provided, however, initial investments and optional cash payments that are not invested within 35 days of receipt will be returned.

12.    HOW IS THE PRICE DETERMINED FOR SHARES ACQUIRED THROUGH THE PLAN?

Each month the plan will acquire shares for participants who have made valid and timely cash investments during that month.

The purchase price of shares acquired through the plan with cash investments of $10,000 or less during any month will be equal to:

•
in the case of newly issued shares of our Class A common stock, the average of the high and low sale prices of our Class A common stock as reported by the Nasdaq Stock Market on the investment date, as that term is defined above. If no trading is reported for that trading day, the purchase price will be equal to

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the average of the high and low sale prices of our Class A common stock as reported by the Nasdaq Stock Market on the trading day immediately prior to the investment date; or

•	in the case of shares purchased in the open market or in privately negotiated transactions, the weighted average price of all shares purchased.

If a request for waiver is granted by us for an investment of greater than $10,000 in one month, the purchase price of shares acquired through the plan for such an investment will be equal to the volume weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized prior to the beginning of the pricing period) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each day during the ten consecutive trading days ending on the last day of the pricing period (the investment date) assuming the threshold price is met on each day, less any discount established by us as described in Question 14, calculated pro rata on a daily basis. For example, if a cash investment of $10 million is made pursuant to an approved request for waiver, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total cash investment for each day of the pricing period, which would be $1 million, and dividing it by the volume weighted average price obtained from Bloomberg, LP or such other service for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, less the discount. On the last day of the pricing period, the total investment amount, $10 million, will be divided by the total number of shares acquired over the ten days (assuming the threshold price is met each day) in order to establish the purchase price.

The plan will also acquire shares for participants who have elected to reinvest all or a portion of their dividends if, at some time in the future, a dividend is declared by our board of directors. Purchases of shares of our Class A common stock through the reinvestment of dividends, if any are declared, will begin on the dividend payment date. The purchase price of shares acquired through the plan through the reinvestment of dividends will be equal to:

•
in the case of newly issued shares of our Class A common stock, the average of the high and low sale prices of our Class A common stock as reported by the Nasdaq Stock Market on the dividend payment date. If no trading is reported for the dividend payment date, the purchase price will be equal to the average of the high and low sale prices of our Class A common stock as reported by the Nasdaq Stock Market on the trading day immediately prior to the dividend payment date; or

•	in the case of shares purchased in the open market or in privately negotiated transactions, the weighted average price of all shares purchased with the dividend funds.

The price at which shares are acquired under the plan is referred to in this prospectus as the investment price. The trading period over which the investment price is calculated for purchases in excess of $10,000 per month is referred to as the pricing period. The single date each month on which shares are acquired under the plan for participants who have made purchase elections for such month is referred to in this prospectus as the investment date.

Please note that participants will not be able to instruct the plan administrator to purchase shares at a specific time or at a specific price.

13.	HOW ARE OPTIONAL CASH INVESTMENTS AND AUTOMATIC DEDUCTIONS FOR AMOUNTS OF $10,000 OR LESS MADE?

All participants, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners, are eligible to make optional cash investments at any time.

Other interested investors that are not shareholders of our company are also eligible to make initial investments in our Class A common stock at any time by submitting an initial purchase form and funds representing their desired initial investments.

The plan administrator will apply all investments under $10,000 per month by check, for which good funds are received at least one business day before the first day of the pricing period, to the purchase of shares of our Class A common stock on the applicable investment date for that pricing period. If good funds are received

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by the plan administrator for checks after this deadline, they will not be invested until the next following investment date. No interest will be paid on any funds pending investment. All optional cash investments are subject to collection by the plan administrator for full face value in U.S. dollars.

There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time.

All optional cash investments made by check should be made payable to:

“EquiServe—XM”

and mailed to the plan administrator, along with the cash investment or other transaction form attached to the bottom of each statement of holdings, at the address listed on the form. Due to the longer clearance period, the plan administrator is unable to accept checks clearing through non-United States banks. Any checks not drawn on a United States bank or not payable in United States dollars will be returned to the participant, as will any cash or third party checks. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a United States bank and can print the dollar amount in United States funds. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the plan administrator. Inquiries regarding other forms of payments and all other written inquiries should be directed to the plan administrator at the address set forth in Question 5.

If you choose to make automatic deductions from your bank account, you must authorize the plan administrator to deduct at least $100.00 from your U.S. bank account each month. (An automatic deduction of bank account takes approximately 4 to 6 weeks before the first investment is initiated.) You may authorize such deduction by going to eip.equiserve.com, by completing the automatic deduction of bank account on the initial purchase form if you are a new investor or by completing the automatic deduction of bank account form (if you are a current shareholder). For new investors making their initial purchase by automatic deductions from their bank account, such deductions must continue until the $1,000.00 initial investment minimum is reached. Such deductions will continue until you change them by notifying the plan administrator.

In the event that any form of payment is returned unpaid for any reason, the plan administrator will consider the request for investment of such funds null and void and shall immediately remove from the participant’s account shares, if any, purchased upon the prior credit of such funds. The plan administrator shall then be entitled to sell those shares to satisfy any uncollected amounts. If the net proceeds of the sale of these shares are insufficient to satisfy the balance of the uncollected amounts, the plan administrator shall be entitled to sell such additional shares from the participant’s account necessary to satisfy the uncollected balance. Any deposit returned unpaid will be subject to a $25.00 fee that will be deducted from the participant’s account.

14.    HOW ARE OPTIONAL CASH INVESTMENTS OF MORE THAN $10,000 MADE?

Optional cash investments in excess of $10,000 per month may be made only pursuant to a request for waiver accepted by us. Participants may ascertain whether we are accepting requests for waiver in any given month, and certain other important information, by telephoning XM Treasury at (202) 380-             or such other number as we may establish for this purpose from time to time. Participants who wish to make an optional cash investment in excess of $10,000 for any investment date, including those whose proposed investments have been aggregated so as to exceed $10,000 as described above, must obtain our prior written approval and a copy of such written approval must accompany any such optional cash investment. Good funds for such optional cash investments exceeding $10,000 per month must be received by the plan administrator no later than one business day prior to the first day of the pricing period. To obtain a request for waiver or additional information, a participant may call XM Treasury at the number above. Completed requests for waiver should be faxed directly to XM Treasury at (202) 380-            or such other number as we may establish for this purpose from time to time.

We also may make the foregoing information available on the XM Treasury segment of our website at http://www.xmradio.com or on another website we may establish for this purpose from time to time. The website may also contain a form for submitting a request for waiver via electronic mail.

We have sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a request for waiver, we will consider relevant factors including, but not limited to:

•	our need for additional funds,

•	the attractiveness of obtaining such additional funds through the sale of our Class A common stock as compared to other sources of funds,

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•	the purchase price likely to apply to any sale of Class A common stock,

•	the participant submitting the request,

•	the extent and nature of such participant’s prior participation in the plan,

•	the number of shares held of record by such participant, and

•	the aggregate amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted by all participants.

If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine, in our sole discretion, to be appropriate.

We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible registered holders or beneficial owners of our Class A common stock for any reason whatsoever, including elimination of practices that are not consistent with the purposes of the plan.

Threshold Price with Respect to Optional Cash Investments Made Pursuant to Requests for Waiver

We may establish for any pricing period a threshold price applicable to optional cash investments made pursuant to requests for waiver. At least three trading days prior to the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will so notify the plan administrator. This determination will be made by us in our sole discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs. Participants may ascertain whether a threshold price has been set or waived for any given pricing period and any applicable discount by telephoning XM Treasury at (202) 380-             or at such other number as we may establish from time to time.

If established for any pricing period, the threshold price will be stated as a dollar amount that the volume weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized prior to the beginning of the pricing period) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, must equal or exceed on each trading day of the relevant pricing period. In the event that the threshold price is not satisfied for a trading day in the pricing period or there are no trades of our Class A common stock reported by the Nasdaq Stock Market for a trading day, then that trading day will be excluded from the pricing period with respect to optional cash investments made pursuant to requests for waiver, and all trading prices for that day will be excluded from the determination of the purchase price. For example, if the threshold price is not satisfied for three of the 10 trading days in a pricing period, then the purchase price will be based upon the remaining seven trading days on which the threshold price was satisfied.

In addition, a pro rata portion of each optional cash investment made pursuant to a request for waiver will be returned for each trading day of a pricing period on which the threshold price is not satisfied or for each trading day on which no trades of shares of Class A common stock are reported on the Nasdaq Stock Market, as soon as reasonably practicable after the pricing period without interest. The returned amount will equal one-tenth of the total amount of such optional cash investment, not just the amount exceeding $10,000, for each trading day that the threshold price is not satisfied. Thus, for example, if in October 2002, the threshold price is not satisfied or no such sales are reported for 3 of the 10 trading days in a pricing period,  3/10, or 30%, of such optional cash investment will be returned to the participant without interest.

The establishment of the threshold price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver but applies to the entire amount of the optional cash investment, including the first $10,000. Setting a threshold price for a pricing period shall not affect the setting of a threshold price for any subsequent pricing period. For any particular month, we may waive our right to set a threshold price. Neither we nor the plan administrator will be required to provide any written notice to participants as to the threshold price for any pricing period. Participants may, however, ascertain whether a threshold price has

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been set or waived for any given pricing period and any applicable discount by telephoning XM Treasury at (202) 380-             or at such other number as we may establish from time to time.

Discount

Each month, at least three trading days prior to the first day of the applicable pricing period, we may establish a discount from the investment price applicable to shares purchased under the plan with cash investments in excess of $10,000 pursuant to a request for waiver during that month. Such discount, which we refer to as the discount, may range between 0% and 3% of the investment price and may vary each month. The discount may be increased, decreased or eliminated by us in any given month. We also reserve the right to establish a reverse auction procedure by which participants seeking to make optional cash investments under a waiver may submit to us a “bid” with respect to the discount at which they are willing to make the optional cash investment. Participants may obtain the discount applicable to the next pricing period by telephoning XM Treasury at (202) 380-            or at such other number as we may establish from time to time. Setting a discount for a particular month shall not affect the setting of a discount for any subsequent month.

15.    WHAT LIMITATIONS AND EXCEPTIONS APPLY TO OPTIONAL CASH INVESTMENTS?

Minimum/Maximum Limits

For any investment date, optional cash investments made by our shareholders are subject to a minimum of $100 per payment and a maximum of $10,000 per month, unless a request for waiver has been approved as described above, and optional cash investments made by interested investors who are not then shareholders of our company are subject to a minimum initial investment of $1,000 and a maximum of $10,000, unless a request for waiver has been approved.

Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned, except as noted above, promptly to participants, without interest, but subject to a $25.00 fee. Optional cash investments submitted by brokerage firms or other nominees on behalf of a participant may be aggregated for purposes of determining whether the $10,000 limit will be exceeded. In addition, we reserve the right to treat optional cash investments submitted on forms reflecting participants with the same name, address or social security or taxpayer identification number as a single investor for purposes of determining whether the $10,000 limit would be exceeded. Please note that dividend funds, if any, will not be combined with optional cash investments in determining whether the $10,000 limit has been exceeded.

16.    WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT IN THE PLAN?

For the purpose of the limitations discussed in this prospectus, we reserve the right to aggregate all optional cash investments for participants with more than one account using the same name, address or social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, participation may be limited by us to only one plan account. Also, for the purpose of such limitations, all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event we exercise our right to aggregate investments and the result would be an investment in excess of $10,000 without an approved request for waiver, we will return, without interest, but subject to a $25.00 fee, as promptly as practicable, any amounts in excess of the investment limitations.

17.    IN WHAT SITUATIONS WILL AN INVESTMENT BE RETURNED TO A PARTICIPANT?

The plan administrator will return optional cash investments less than $10,000 to a participant provided the plan administrator receives a written request at least one business day prior to the first day of the pricing period. Optional cash investments less than $10,000 will be returned by check, without interest, as soon as reasonably practicable. Please note that optional cash investments greater than $10,000 for which a participant has received an approved request for waiver will not be returned to a participant. Question 11 further provides for returns of optional and initial cash investments if such investments are not made within 35 days of receipt of funds. Additionally, Question

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11 provides that cash dividends will be disbursed if not invested within 30 days of the dividend payment date.

18.    WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR THE SHARES OF OUR CLASS A COMMON STOCK PURCHASED UNDER THE PLAN?

All shares purchased pursuant to the plan will be held in “book entry” form through accounts maintained by the plan administrator. This serves to protect against the loss, theft or destruction of certificates evidencing shares. Participants may contact the plan administrator at the address or telephone number set forth in Question 5 above, or may utilize the cash investment and other transaction form attached to the bottom of each statement of holdings, in order to request a certificate for all or a portion of the shares held in book-entry form. Upon such a request, the plan administrator will, within five business days of receipt of the request, issue and deliver certificates for the whole shares credited to that participant’s account. Certificates will be issued only in the same names as those enrolled in the plan. In no event will certificates for fractional shares be issued.

If a participant requests a certificate for whole shares of our Class A common stock held in his or her account, distributions on those shares will continue to be reinvested under the plan in the same manner as prior to the request so long as the shares of Class A common stock remain registered in the participant’s name.

19.    MAY A PARTICIPANT DEPOSIT WITH THE PLAN ADMINISTRATOR CERTIFICATES FOR SHARES WHICH HE OR SHE ALREADY OWNS OUTSIDE THE PLAN?

Yes, if the certificates are unrestricted. Whether or not the participant has previously authorized reinvestment of dividends, certificates registered in the participant’s name that do not bear any legend restricting transfer may be surrendered to the plan administrator for deposit in the participant’s plan account. If a participant desires to deposit certificates for shares of our Class A common stock with the plan administrator, the participant should send the certificate(s) by registered mail with return receipt requested and insured for 2% of the market value (the participant should not endorse the certificate(s) or complete the assignment section), to the plan administrator at the address listed in Question 5.

20.    CAN PARTICIPANTS SELL SHARES HELD UNDER THE PLAN?

Participants may contact the plan administrator in order to request the sale of all or a portion of the shares held in their plan account. Following receipt of instructions from a participant, the plan administrator will sell, through an independent broker or institution, those shares as soon as practicable and will remit a check for the proceeds of such sale, less a service charge equal to $15.00, brokerage commissions and any applicable taxes.

Shares to be sold will be aggregated by the plan administrator and generally sold within five business days. The sales price per share will be equal to the weighted average price of all shares sold on the trading day, less brokerage commissions, which are currently equal to $0.12 per share.

Please note that the plan administrator is not able to accept instructions to sell on a particular date or at a specific price.

21.    CAN A PARTICIPANT TRANSFER SHARES HELD IN THE PLAN TO SOMEONE ELSE?

Participants may transfer ownership of a portion or all of the shares held in their plan account. Participants should contact the plan administrator at the address or telephone number listed in Question 5 for detailed transfer instructions.

22.    WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SHARES OR ACQUIRES ADDITIONAL SHARES?

If a participant has elected to have dividends automatically reinvested in the plan (if dividends are paid at our disrection) and subsequently sells or transfers all or any part of the shares registered in the participant’s name, automatic reinvestment will continue as long as shares are registered in the name of the participant or held for the participant by the plan administrator or until termination of enrollment or the participant specifies otherwise. Similarly, if a participant has elected the “Full Dividend Reinvestment” option under the plan and subsequently acquires additional shares registered in the

15

participant’s name, dividends paid on such shares will automatically be reinvested until termination of enrollment or the participant specifies otherwise. If, however, a participant has elected the “Partial Dividend Reinvestment” option and subsequently acquires additional shares that are registered in the participant’s name, dividends will be reinvested according to the participant’s instructions as given on the most recent shareholder authorization form. Participants may change their dividend reinvestment elections by submitting a new shareholder authorization form or by contacting the plan administrator. However, we remind you that it is unlikely we will pay cash dividends in the foreseeable future.

23.    WHAT REPORTS ARE SENT TO PARTICIPANTS?

After any activity occurs relating to a participant’s plan account, the participant will be sent a statement of holdings that will provide a record of the costs of the shares of our Class A common stock purchased or the price of the shares sold for that account, the purchase or sale date and the number of shares of Class A common stock then in that account. We recommend that you retain these statements for income tax and general record keeping purposes.

In addition, each participant will be sent our annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received. All reports and notices from the plan administrator will be addressed to the participant’s last known address. Participants should notify the plan administrator promptly in writing of any change of address.

24.    MAY A PARTICIPANT TERMINATE HIS OR HER PLAN ACCOUNT?

Yes, a participant may terminate his or her plan account by contacting the plan administrator at the address, website or telephone number listed in Question 5 or by utilizing the cash investment and other transaction form attached to each statement of holdings. Participation will be terminated as soon as practicable provided the request is received at least five business days prior to the payable date for a dividend payment. If the request is received less than five business days prior to the payable date for a dividend payment, the termination may be postponed until after the reinvestment of any dividends on the dividend payment date. After that time all cash dividends, if any, on shares owned by such participant will be sent to the participant.

If a purchase of shares on behalf of a participant pursuant to the plan is pending, such participant may not terminate enrollment until after the investment date relating to such pricing period. Any fractional shares held in the plan at the time of termination will be converted to cash on the basis of the last applicable investment price. If a participant’s plan account balance falls below one full share, the plan administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to the participant at its address of record.

We reserve the right to deny, suspend or terminate participation by a shareholder who is using the plan for purposes inconsistent with the intended purpose of the plan. In such event, the plan administrator will notify you in writing and will continue to keep your shares safe but will no longer accept optional cash investments or reinvest your dividends. The plan administrator will issue a certificate to you upon request.

25.    WHAT HAPPENS WHEN A PARTICIPANT TERMINATES AN ACCOUNT?

As soon as practicable after notice of termination is received, the plan administrator will send to the participant (1) a certificate evidencing all whole shares of our Class A common stock held in the account and (2) a check representing the value of any fractional shares of our Class A common stock held in the account. After an account is terminated, we will pay all distributions for the terminated account to the participant unless the participant re-elects to participate in the plan.

When terminating an account, the participant may request that all shares of our Class A common stock, both whole and fractional, held in the plan account be sold, or that certain of the shares of such Class A common stock be sold and a certificate be issued for the remaining shares. The plan administrator will remit to the participant the proceeds of any sale of shares of our Class A common stock, less the charges, fees and commissions listed in Question 20. The sale price per share will be equal to the weighted average price of all shares sold on the trading day, less brokerage commissions, which are currently $0.12 per share.

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26.    WHEN MAY A FORMER PARTICIPANT RE-ELECT TO PARTICIPATE IN THE PLAN?

Generally, any former participant may re-elect to participate at any time. However, the plan administrator reserves the right to reject any authorization form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term investment service.

27.    WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?

The federal income tax consequences resulting from optional cash investments are uncertain. Participants may be deemed to receive a distribution from us upon the purchase of shares pursuant to the plan in an amount equal to the excess, if any, of the fair market value of the shares acquired on the investment date plus the participant’s share of any fees paid by us over the purchase price for the shares. The fair market value of shares acquired on an investment date is not likely to differ from the amount of optional cash investment by participants making investments not exceeding $10,000 in any single month. Participants making investments exceeding $10,000 in a single month who are eligible for a discount may be more likely to have a difference between the fair market value of shares acquired on an investment date and the amount of optional cash investment.

Any such deemed distribution will be treated as a taxable dividend to the extent attributable to our current or accumulated earnings and profits and then only if other shareholders receive or are deemed to receive distributions of cash or other property from us. If the deemed distribution is taxable as a dividend, the shares purchased under the plan will have a tax basis equal to the amount of the optional cash investment plus the amount of the deemed distribution, if any, which is treated as a taxable dividend. If the deemed distribution is not treated as a taxable dividend, the effect of such distribution on a shareholder’s basis in his shares is uncertain. If the distribution is treated as made solely with respect to the newly acquired shares, or if the shareholder does not own other shares of our Class A common stock at the time of the optional cash investment, the basis of such newly acquired shares will generally equal the amount paid for such shares. However, if the distribution is treated as made with respect to both the newly acquired shares (or fraction thereof) and the other shares of our Class A common stock held by such shareholder, the basis of the newly acquired shares (or fraction thereof) may exceed the amount paid for such shares and the basis for the shares held prior to the optional investment would be correspondingly reduced. In any event, the aggregate bases for all of a shareholder’s shares of our Class A common stock will be equal to the aggregate bases for the shares previously owned plus the amount paid for the newly acquired shares. Finally, it is unclear as to whether any gain or loss realized with respect to a deemed nondividend distribution in excess of stock basis would be calculated on a per-share basis or on an aggregate basis for all of the holder’s shares, including the shares, or fraction thereof, purchased under the plan.

As to reinvested dividends, participants will be treated as having received a distribution from us equal to the fair market value on the investment date of the shares, if any, acquired with reinvested dividends pursuant to the plan plus the participant’s share of any fees paid by us. Such distribution will be treated as a taxable dividend to the extent attributable to our current or accumulated earnings and profits. If we do not have earnings and profits, any excess will first be treated as a tax-free return of capital, causing a reduction in the basis of existing shares, and the balance will be treated as capital gain recognized on a sale or exchange. A participant’s tax basis in the distributed shares will equal the fair market value of such shares on the investment date plus the participant’s share of any fees paid by us.

A participant’s holding period for shares acquired pursuant to the plan will begin on the day following the date on which the shares are credited to the participant’s account. When a participant receives certificates for whole shares credited to the participant’s account under the plan, the participant will not realize any taxable income. However, a participant that receives a cash adjustment for a fraction of a share will realize a gain or loss with respect to such fraction. A gain or loss also will be realized by the participant whenever whole shares are sold, either pursuant to the participant’s request, upon withdrawal from the plan or after withdrawal from the plan. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis of the participant in the shares.

THE FOREGOING IS ONLY A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND DOES NOT CONSTITUTE TAX ADVICE. THIS SUMMARY IS

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BASED ON THE CURRENT STATE OF FEDERAL LAW AND DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAW. ANY SUCH CHANGES MAY HAVE RETROACTIVE EFFECT AND MAY ADVERSELY AFFECT THE DISCUSSION IN THIS SUMMARY. THIS SUMMARY DOES NOT ADDRESS THE SPECIAL TAX CONSEQUENCES THAT MAY BE APPLICABLE TO CERTAIN PARTICIPANTS SUBJECT TO SPECIAL TAX TREATMENT (INCLUDING TAX-EXEMPT ORGANIZATIONS, BROKERS, DEALERS AND FOREIGN SHAREHOLDERS). THIS SUMMARY DOES NOT REFLECT EVERY POSSIBLE OUTCOME THAT COULD RESULT FROM PARTICIPATION IN THE PLAN AND, THEREFORE, PARTICIPANTS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR FURTHER INFORMATION WITH RESPECT TO THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

28.    HOW ARE THE PARTICIPANT’S SHARES OF CLASS A COMMON STOCK VOTED AT SHAREHOLDER MEETINGS?

The plan administrator will send participants proxy materials, including a proxy card, relating to both the shares for which participants hold physical certificates and the shares of our Class A common stock held in their plan accounts. Shares will be voted at shareholder meetings as that participant directs by proxy. Shares of our Class A common stock may also be voted in person at the meeting.

29.    WHAT IS THE RESPONSIBILITY OF XM SATELLITE RADIO HOLDINGS INC. AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

We and the plan administrator, in administering the plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability:

•	with respect to the prices and times at which shares of our Class A common stock are purchased or sold for a participant; or

•	with respect to any fluctuation in market value before or after any purchase or sale of shares of our Class A common stock; or

•	arising out of any failure to terminate a participant’s account upon that participant’s death prior to the plan administrator’s receipt of notice in writing of the death.

Neither we nor the plan administrator can provide any assurance of a profit, or protect a participant from a loss, on shares of our Class A common stock purchased under the plan. These limitations of liability do not affect any liabilities arising under the federal securities laws, including the Securities Act of 1933.

The plan administrator may resign as plan administrator of the plan at any time, in which case we will appoint a successor plan administrator. In addition, we may replace the plan administrator with a successor plan administrator at any time.

30.    WHAT HAPPENS IF WE MAKE A DISTRIBUTION OF SHARES OF CLASS A COMMON STOCK OR SPLIT OUR SHARES?

If there is a distribution payable in shares of our Class A common stock or a Class A common stock split, the plan administrator will receive and credit to the participant’s plan account the applicable number of whole and/or fractional shares of Class A common stock based on the number of shares of Class A common stock held in the participant’s plan account and registered in the participant’s name. If we effect a reverse stock split, the number of shares held in each participant’s plan account will be proportionately reduced.

31.    WHAT HAPPENS IF WE HAVE A RIGHTS OFFERING?

If we have a rights offering in which separately tradable and exercisable rights are issued to registered holders of shares of our Class A common stock, we will transfer the rights attributable to whole shares of our Class A

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common stock held in a participant’s plan account and registered in the participant’s name to the plan participant as promptly as practicable after the rights are issued.

32.    MAY A PARTICIPANT PLEDGE SHARES OF CLASS A COMMON STOCK HELD IN HIS OR HER PLAN ACCOUNT?

A participant may not pledge shares of our Class A common stock held in his or her plan account, and any such purported pledge will be void. A participant who wishes to pledge shares of our Class A common stock must request that a certificate for those shares first be issued in the participant’s name or transferred to a brokerage account.

33.    MAY WE SUSPEND OR TERMINATE THE PLAN?

We may suspend or terminate the plan at any time. If we suspend or terminate the plan, all funds held by us for investment will be returned without interest. We also reserve the right to modify, suspend, terminate or refuse participation in the plan to any person at any time.

34.    MAY WE AMEND THE PLAN?

We may amend or supplement the plan at any time. Any amendment or supplement will only be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Securities and Exchange Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless, prior to the effective date thereof, the plan administrator receives written notice of the termination of a participant’s plan account. Any amendment may include an appointment by the plan administrator or by us of a successor bank or agent, in which event we are authorized to pay that successor bank or agent for the account of the participant all distributions and distributions payable on shares of our Class A common stock held by the participant for application by that successor bank or agent as provided in the plan.

35.    WHAT HAPPENS IF WE TERMINATE THE PLAN?

If the plan is terminated, each participant will receive (1) a certificate for all whole shares of our Class A common stock held in the participant’s plan account and (2) a check representing the value of any fractional shares of our Class A common stock held in the participant’s plan account and any uninvested distributions held in the account.

36.    WHO INTERPRETS AND REGULATES THE PLAN?

We are authorized to issue such interpretations, adopt such regulations and take such action as we may deem reasonably necessary to effectuate the plan. Any action we or the plan administrator take to effectuate the plan in the good faith exercise of our judgment will be binding on participants.

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USE OF PROCEEDS

Unless otherwise described in a supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus along with funds available from prior offerings and from other financing sources for operational, promotional, subscriber acquisition, joint development and manufacturing costs and expenses and for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases shares of our Class A common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the plan administrator the shares of our Class A common stock acquired under the plan. There are no brokerage commissions in connection with the purchases of such newly issued or treasury shares of Class A common stock.

In connection with the administration of the plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of Class A common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Class A common stock so purchased. We may, however, accept investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver under the plan. Those transactions may cause fluctuations in the trading volume of our Class A common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our Class A common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

In connection with any investment in which the plan administrator purchases shares of our Class A common stock on the open market or in privately negotiated transactions with third parties, you will pay your pro rata share of all brokerage commissions and fees. Upon withdrawal by a participant from the plan by the sale of shares of our Class A common stock held under the plan, the participant will receive the proceeds of that sale less a service charge, brokerage commission and any applicable withholdings, transfer or other taxes.

Our Class A common stock may not be available under the plan in all states. We are not making an offer to sell our Class A common stock in any state where the offer or sale is not permitted.

SALES OF SHARES BY PARTICIPANTS

Participants that request the sale of any of their shares of Class A common stock held in the plan must pay a service charge equal to $15.00, plus a commission currently equal to $0.12 per share, plus any applicable taxes. Shares of our Class A common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our Class A common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

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VALIDITY OF THE OFFERED SECURITIES

Certain legal matters with respect to the Class A common stock offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

EXPERTS

The consolidated financial statements and schedule of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP contain an explanatory paragraph that states that the Company is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

We incorporate by reference the following documents filed by us:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

•	Current Reports on Form 8-K filed April 8, 2002 and April 12, 2002.

•	Definitive proxy statement on Form 14A filed on April 22, 2002.

•	The description of our Class A common stock contained in the Registration Statement on Form 8-A dated September 22, 1999.

In addition to the documents listed above, we incorporate by reference any future filings made by us, including filings made prior to the effectiveness of this registration statement, with the SEC under Section 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering of the securities made by this prospectus is completed or terminated.

We will provide you with a copy of the information we have incorporated by reference. You may obtain this information at no cost by writing or telephoning us at: 1500 Eckington Place, N.E., Washington, D.C. 20002, (202) 380-4000, Attention: Investor Relations.

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SCHEDULE A

IMPORTANT DATES FOR OPTIONAL CASH INVESTMENTS

(2002-2003)

THRESHOLD PRICE AND WAIVER DISCOUNT ANNOUNCEMENT DATE	CASH PURCHASE DUE DATE	PRICING PERIOD COMMENCEMENT DATE	CASH PURCHASE INVESTMENT DATE
9/4/02	9/6/02	9/9/02	9/20/02
10/2/02	10/4/02	10/7/02	10/18/02
11/6/02	11/8/02	11/11/02	11/22/02
12/4/02	12/6/02	12/9/02	12/20/02
1/8/03	1/10/03	1/13/03	1/27/03
2/5/03	2/7/03	2/10/03	2/24/03
3/5/03	3/7/03	3/10/03	3/21/03
4/2/03	4/4/03	4/7/03	4/18/03
5/7/03	5/9/03	5/12/03	5/23/03
6/4/03	6/6/03	6/9/03	6/20/03
7/9/03	7/11/03	7/14/03	7/25/03
8/6/03	8/8/03	8/11/03	8/22/03
9/3/03	9/5/03	9/8/03	9/19/03
10/8/03	10/10/03	10/13/03	10/24/03
11/5/03	11/7/03	11/10/03	11/21/03
12/3/03	12/5/03	12/8/03	12/19/03

IMPORTANT TELEPHONE NUMBERS

TO OBTAIN	CALL
Information Concerning Your Plan Account	(866) 897-1803
Authorization and enrollment forms	(866) 897-1803
Whether Requests for Waiver are being accepted; Price and Discount Information.
Requests for Waiver

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$42,636
Printing and engraving expenses	1,700
Legal fees and expenses	25,000
NASD filing fees	30,500
Accounting fees and expenses	25,000

Total	$124,836

Item 15.    Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law permits indemnification of officers and directors of our company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation law.

Article Ninth of our Restated Certificate of Incorporation and Article VI, Section 1 of our Bylaws provide that we shall indemnify our directors and officers and any such directors and officers serving at our request as a director, officer, employee or agent of another entity to the fullest extent not prohibited by the Delaware General Corporation Law. The Bylaws also provide that we may, but shall not be obligated to, maintain insurance, at our expense, for the benefit of our company and of any person to be indemnified. In addition, we have entered or will enter into indemnification agreements with our directors and officers that provide for indemnification in addition to the indemnification provided in our Bylaws. The indemnification agreements contain provisions that may require our company, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of our company or other entities to which they provide service at the request of our company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our Restated Certificate of Incorporation provides that a director shall not be personally liable for monetary damages or breach of fiduciary duty as a director, except for liability

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived any improper personal benefit.

Item 16.    Exhibits and Financial Statement Schedules.

(a)  Exhibits.

Incorporated by reference to the Exhibit Index beginning on page II-6 hereto.

(b)  Financial Statement Schedules included separately in the Registration Statement.

Item 17.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on June 21, 2002.

XM SATELLITE RADIO HOLDINGS INC.

By:	*
Hugh Panero President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Hugh Panero	President, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2002

* Matthew McGarvey	Vice President, Controller (Principal Accounting Officer)	June 21, 2002

/s/ GREGORY COLE Gregory Cole	Vice President, Treasurer, Acting Chief Financial Officer (Principal Financial Officer)	June 21, 2002

* Gary M. Parsons	Chairman of the Board of Directors	June 21, 2002

* Nathaniel A. Davis	Director	June 21, 2002

* Thomas J. Donohue	Director	June 21, 2002

Signature	Title	Date

* Chester A. Huber, Jr.	Director	June 21, 2002

* Randall T. Mays	Director	June 21, 2002

Pierce J. Roberts, Jr.	Director	, 2002

Jack Shaw	Director	, 2002

*By: /s/ JOSEPH M. TITLEBAUM Joseph M. Titlebaum Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.5	Form of Certificate of Amendment of Restated Certificate of Incorporation of XM Satellite Radio Holdings Inc. (“Holdings”).

4.1	Form of Certificate for Class A common stock of Holdings (incorporated by reference to Exhibit 3 to Holdings’ Registration Statement on Form 8-A, filed with the SEC on September 23, 1999).

4.2	Form of Certificate for Holdings’ 8.25% Series B Convertible Redeemable Preferred Stock (incorporated by reference to Holdings’ Registration Statement on Form S-1, File No. 333-93529).

4.3
Certificate of Designation Establishing the Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of 8.25% Series B Convertible Redeemable Preferred Stock due 2012 (incorporated by reference to Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 16, 2000).

4.4
Warrant to purchase shares of Holdings’ Class A common stock, dated February 9, 2000, issued to Sony Electronics, Inc. (incorporated by reference to Holdings’ quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 12, 2000).

4.5
Warrant Agreement, dated March 15, 2000, between XM Satellite Radio Holdings Inc. as Issuer and United States Trust Company of New York as Warrant Agent (incorporated by reference to Holdings’ Registration Statement on Form S-1, File No. 333-39176).

4.6
Warrant Registration Rights Agreement, dated March 15, 2000, between XM Satellite Radio Holdings Inc. and Bear, Stearns & Co., Inc., Donaldson, Lufkin and Jenrette Securities Corporation, Salomon Smith Barney Inc. and Lehman Brothers Inc. (incorporated by reference to Holdings’ Registration Statement on Form S-1, File No. 333-39176).

4.7	Form of Warrant (incorporated by reference to Holdings’ Registration Statement on Form S-1, File No. 333-39176).

4.8
Certificate of Designation Establishing the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of the 8.25% Series C Convertible Redeemable Preferred Stock due 2012 (incorporated by reference to Holdings’ Registration Statement on Form S-1, File No. 333-39176).

4.9	Form of Certificate for Holdings’ 8.25% Series C Convertible Redeemable Preferred Stock (incorporated by reference to the Registrant’s Registration Statement on Form S-1, File No. 333-39176).

4.10
Indenture, dated as of March 15, 2000, between XM Satellite Radio Inc. and United States Trust Company of New York (incorporated by reference to XM’s Registration Statement on Form S-4, File No. 333-39178).

4.11
Registration Rights Agreement, dated March 15, 2000, between XM Satellite Radio Inc. and Bear, Stearns & Co. Inc., Donaldson, Lufkin and Jenrette Securities Corporation, Salomon Smith Barney Inc. and Lehman Brothers Inc. (incorporated by reference to XM’s Registration Statement on Form S-4, File No. 333-39178).

4.12	Form of 14% Senior Secured Note of XM Satellite Radio Inc. (incorporated by reference to XM’s Registration Statement on Form S-4, File No. 333-39178).

4.13
Security Agreement, dated March 15, 2000, between XM Satellite Radio Inc. and United States Trust Company of New York (incorporated by reference to XM’s Registration Statement on Form S-4, File No. 333-39178).

4.14
Pledge Agreement, dated March 15, 2000, between XM Satellite Radio Inc. and United States Trust Company of New York (incorporated by reference to XM’s Registration Statement on Form S-4, File No. 333-39178).

Exhibit No.		Description

4.15
Indenture, dated March 6, 2001, between XM Satellite Radio Holdings Inc. and United States Trust Company of New York (incorporated by reference to Holdings’ annual report on Form 10-K for the year ended December 31, 2000, file with the SEC on March 15, 2001).

4.16
Supplemental Indenture, dated as of November 15, 2001, by and between XM Satellite Radio Inc. and The Bank of New York (successor to United States Trust Company of New York) (incorporated by reference to Holdings’ Current Report on Form 8-K, filed with the SEC on December 6, 2001).

4.17		Form of 7.75% convertible subordinated note (incorporated by reference to Holdings’ annual report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 15, 2001).

4.18
Customer Credit Agreement dated as of December 5, 2001 between Holdings and Boeing Capital Services Corporation (incorporated by reference to Holdings’ Current Report on Form 8-K, filed with the SEC on December 6, 2001).

4.19
Security Agreement dated as of December 5, 2001, between Holdings and Boeing Capital Services Corporation (incorporated by reference to Holdings’ Current Report on Form 8-K, filed with the SEC on December 6, 2001).

4.20	+	Form of Indenture.

5.1	+	Opinion of Hogan & Hartson L.L.P. concerning the legality of the securities offered hereunder.

5.2	+	Opinion of Hogan & Hartson L.L.P. concerning the legality of the securities offered hereunder.

10.36		Third Amended and Restated Satellite Purchase Contract for In-Orbit Delivery, dated as of May 15, 2001, between XM Satellite Radio Inc. and Boeing Satellite Systems International Inc.

12.1	+	Statement of Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1		Consent of KPMG LLP.

23.2		Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 5.2).

+	Previously filed.